Exhibit 10.1

THE HANOVER INSURANCE GROUP, INC.

2006 LONG-TERM INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

This Non-Qualified Stock Option Agreement (the “Agreement”) is effective as of <GRANT DATE> (the “Grant Date”), by and between The Hanover Insurance Group, Inc., a Delaware corporation (the “Company”), and <PARTICIPANT NAME> (the “Participant” or “you”). Capitalized terms used without definition herein shall have the meanings set forth in The Hanover Insurance Group, Inc. 2006 Long-Term Incentive Plan (the “Plan”).

PREAMBLE

WHEREAS, the Company considers it desirable and in the best interests of the Company that the Participant be given an opportunity to acquire a proprietary interest in the Company in the form of options to purchase shares of Stock.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Grant of Option. The Administrator hereby grants to the Participant a non-statutory stock option (the “Stock Option”) to purchase <NUMBER OF OPTIONS> shares of Stock (the “Shares”), for a price of <GRANT PRICE> per share (the “Option Price”), which is not less than the per-Share fair market value on the Grant Date. The Stock Option is intended to be, and is hereby designated, a non-statutory option that does not qualify as an incentive stock option as defined in Section 422 of the Internal Revenue Code.

2.	Expiration of Option. The Stock Option shall automatically terminate and cease being exercisable on the tenth anniversary of the Grant Date (the “Expiration Date”).

3.

Vesting. Subject to the terms of this Agreement and the Plan, and provided Participant remains an Employee of the Company or one of its subsidiaries or affiliates (the Company and its subsidiaries and affiliates hereinafter referred to as “THG”) through the applicable vesting date, the Stock Option shall vest and become exercisable in the following cumulative installments:

•	As to 25% of the total number of Shares, on or after the first anniversary of the Grant Date;
•	As to an additional 25% of the total number of Shares, on or after the second anniversary of the Grant Date; and
•	As to an additional 50% of the total number of Shares, on or after the third anniversary of the Grant Date.

4.	Termination of Employment and Other Events.

(a)

Termination for Cause. If Participant’s Employment with THG is terminated for Cause, effective immediately prior to such termination, the Stock Option, whether or not vested, shall be automatically cancelled and forfeited and be returned to the Company for no consideration.

(b)

Voluntary Termination. If Participant voluntarily terminates his/her Employment with THG, effective immediately prior to such termination, any portion of the Stock Option not then vested shall be automatically cancelled and forfeited and be returned to the Company for no consideration, and such portion of the Stock Option that is then vested shall remain exercisable until the earlier of (i) 60 days following the date of termination, or (ii) the Expiration Date.

(c)

Disability. Subject to the remainder of this Section 4(c), if Participant is placed in a long term disability status (as such term is defined in the Company’s Long-Term Disability Program, as in effect at such time) (“LTD Status”), for so long as Participant remains in LTD Status, the Stock Option shall continue to vest in accordance with this Agreement, and to the extent vested shall remain exercisable, until the earlier of (i) the first anniversary of the date the Participant was placed in LTD Status, or (ii) the Expiration Date (the “LTD Extension Period”). At the expiration of the LTD Extension Period, the Stock Option, whether or not vested, shall be automatically cancelled and forfeited and be returned to the Company for no consideration.

If, prior to the first anniversary of the date Participant was placed in LTD Status, Participant is removed from LTD Status and immediately thereafter returns to active Employment with THG, Participant shall be treated (for the purposes of this Agreement) as if he/she were never placed in LTD Status and remained an active Employee of THG, shall be given credit toward vesting pursuant to Section 3 for the period Participant was in LTD Status, and this Agreement shall remain in full force and effect in accordance with its terms.

(d)

Death. If Participant dies, effective immediately prior to death, any portion of the Stock Option not then vested shall be automatically cancelled and forfeited and be returned to the Company for no consideration, and such portion of the Stock Option that is then vested shall remain exercisable until the earlier of (i) one (1) year following the date of death, or (ii) the Expiration Date.

(e)

Retirement. If Participant Retires, effective immediately prior to the effective date of Participant’s Retirement, any portion of the Stock Option not then vested shall be automatically cancelled and forfeited and be returned to the Company for no consideration, and such portion of the Stock Option that is then vested shall remain exercisable until the earlier of (i) three (3) years following the effective date of the Participant’s Retirement, or (ii) the Expiration Date.

For the purpose of this Agreement, a Participant shall be deemed to “Retire” if (i) his/her Employment with THG terminates (other than for Cause), (ii) he or she is 65 years of age or older, as of such termination date, and (iii) immediately prior to such termination, Participant has been continuously Employed by THG for 10 or more years.

(f)	Covered Transaction/Change in Control. In the event of a Covered Transaction or Change in Control, the Stock Option shall be governed by the applicable provisions of Section 7(a) of the Plan.

(g)

Involuntary Termination. If Participant’s Employment with THG is terminated (other than as a result of the events set forth above in this Section 4), effective immediately prior to such termination, any portion of the Stock Option not then vested shall be automatically cancelled and forfeited and be returned to the Company for no consideration, and such portion of the Stock Option that is then vested shall remain exercisable until the earlier of (i) 60 days following the date of termination, or (ii) the Expiration Date.

5.

Notice of Exercise and Payment for Shares. This Stock Option may be exercised by the Participant or, if appropriate, the Participant’s legal representative, by giving written notice to the Administrator stating the number of Shares to be purchased. Such notice must be accompanied by payment in full of the Option Price for the Shares to be purchased.

Notices hereunder shall be in writing and, if to the Company, shall be delivered personally to the Human Resources Department or such other party as designated by the Company or mailed to its principal office and, if to the Participant, shall be delivered personally or mailed to the Participant at his or her address on the records of the Company.

Payment may be made in (i) shares of Stock, (ii) cash or a combination of shares of Stock and cash for the number of Shares specified, or (iii) through a broker-assisted exercise program acceptable to the Administrator. Any shares of Stock must be accompanied by a certificate representing the shares and a signed statement that the shares being submitted have been held by the Participant or his/her heirs or estate for a minimum of six months.

6.

Delivery of Shares. Upon receipt of notice and payment, the Company shall make delivery of such Shares within a reasonable period, provided that, if any law or regulation requires the Company to take action before the issuance of such Shares, delivery of such Shares shall be extended for the period necessary to take such action.

7.

Non-Hire/Solicitation/Confidentiality. As a condition of your eligibility to receive this Stock Option and regardless of whether such Stock Options vest or are exercised, you agree that you will (i) not, directly or indirectly, during the term of your employment with THG, and for a period of one year thereafter, hire, solicit, entice away or in any way interfere with THG’s relationship with, any of its officers or employees, or in any way attempt to do so or participate with, assist or encourage a third party to do so, and (ii) neither disclose any of THG’s confidential and proprietary information to any third party, nor use such information for any purpose other than for the benefit of THG and in accordance with THG policy. The terms of this Section 7 shall survive the expiration or earlier termination of this Agreement.

8.

Specific Performance. The Participant hereby acknowledges and agrees that in the event of any breach of Section 7 of this Agreement, the Company would be irreparably harmed and could not be made whole by monetary damages. The Participant accordingly agrees to waive the defense in any action for injunctive relief or specific performance that a remedy at law would be adequate and that the Company, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to an injunction or to compel specific performance of Section 7.

9.

Successors. The provisions of this Agreement will benefit and will be binding upon the permitted assigns, successors in interest, personal representatives, estates, heirs and legatees of each of the parties hereto. However, the Stock Option is non-assignable, except as may be permitted by the Plan.

10.

Interpretation. The terms of the Stock Option are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

11.

Governing Law. This Stock Option shall be construed and applied (except as to matters governed by the Delaware General Corporation Law, as to which Delaware law shall apply) in accordance with the laws of the Commonwealth of Massachusetts.

12.	Facsimile or Electronic Signature. The parties may execute this Agreement by means of a facsimile or electronic signature.

13.

Entire Agreement; Counterparts. This Agreement and the Plan contains the entire understanding between the parties concerning the subject contained in this Agreement. Except for the Agreement and the Plan, there are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto, relating to the subject matter of this Agreement, that are not fully expressed herein. This Agreement may be signed in one or more counterparts, all of which shall be considered one and the same agreement.

14.

Further Assurances. Each party to this Agreement agrees to perform all further acts and to execute and deliver all further documents as may be reasonably necessary to carry out the intent of this Agreement.

15.

Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, will not be affected, and such unenforceable provisions shall be automatically replaced by a provision as similar in terms as may be valid and enforceable.

16.

Construction. Whenever used in this Agreement, the singular number will include the plural, and the plural number will include the singular, and the masculine or neuter gender shall include the masculine, feminine, or neuter gender. The headings of the Sections of this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes. The Administrator shall have full discretion to interpret and administer this Agreement. Any actions or decisions by the Administrator in connection with this Agreement shall be conclusive and binding upon the Participant.

17.

No Effect on Employment. Nothing contained in this Agreement shall be construed to limit or restrict the right of THG to terminate the Participant’s employment at any time, with or without cause, or to increase or decrease the Participant’s compensation from the rate of compensation in existence at the time this Agreement is executed.

18.

Taxes. If at the time Participant elects to exercise this Stock Option, the Company determines that under applicable law and regulations it could be liable for the withholding of any federal, state or local tax, Participant shall remit to the Company any amounts determined by the Company to be required to be withheld or the Company may, at its option, withhold a sufficient number of Shares to satisfy the minimum federal, state and local tax withholding due, if any, and remit the balance of the Shares to the Participant.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Grant Date.

THE HANOVER INSURANCE GROUP, INC.

By:
Name: Bryan D. Allen
Title: Vice President & Chief Human Resources Officer

<PARTICIPANT NAME>